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[LOGO OF BELLWETHER EXPLORATION COMPANY APPEARS HERE]


FOR IMMEDIATE RELEASE                                                   Contact:
September 29, 1999                                                     Rob Bensh
                                                 Senior Vice President - Finance
                                                                  (713) 756-7029

             BELLWETHER EXPLORATION ANNOUNCES STRATEGIC DIRECTION
                      J.P. Bryan Elected Chairman and CEO
         Cliff West and Robert Bensh Promoted to Senior Vice President

HOUSTON - Newly elected Chairman and CEO J.P. Bryan today announced Bellwether Exploration Company's vision for the future. The Company's goal is to become an industry leader, producing peerless performance in every important category of financial measurement, thereby delivering superior value to shareholders.

The strategy to do this will be:

 . Exploit and expand our three core areas in W. Texas, Louisiana and the Gulf of Mexico by acquisition and expanded drilling.

 . Expand the number of operated fields within the portfolio, extend the reserve life index, and regularly divest mature properties to enhance financial results.

 . Pursue an international strategy that will focus on acquiring and exploiting producing fields.

 . Significantly improve exploration success by drilling in and around existing core areas, both domestically and internationally.

 . Company will favor its strength in low-risk exploration, acquisitions and exploitation and will outsource all functions that do not add significant value.

"We intend to be a top quartile performer in our peer group in every facet of measurement," said Mr. Bryan. "At the same time, we intend to develop a workplace that rewards creativity and contrarian thinking. All Bellwether employees are committed to improving the financial performance of the company and the resulting enhancement to shareholder value."

In addition to electing J.P. Bryan Chairman and CEO on a full time basis, the Board of Directors promoted Cliff M. West, Jr. and Robert J. Bensh to Senior Vice President - Exploitation & Exploration and Senior Vice President - Finance, respectively. Mr. West, who joined the company in November 1997 as a geophysicist, has over 35 years of oil and gas experience and most recently served as Bellwether's International General Manager. In his new position, he will direct Bellwether's domestic and international exploratory and development efforts. Mr. Bensh, who has served as Vice President - Corporate Relations and Capital Markets since joining Bellwether in
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January 1998, will be responsible for financial management for the Company. His previous experience includes the former Box Energy and Torch Energy Advisors Incorporated.

"Both Cliff and Rob are committed to our future success and have already been an integral part of many significant accomplishments during their tenure. Their promotions recognize that they will be instrumental in our growth and will serve the Company well in the years ahead," said Mr. Bryan.

Bellwether will host a conference call to discuss this press release on Wednesday, September 29, 1999 at 4:30 AM Eastern time/3:30 AM Central time. Please dial (212) 896-6122 to access the call. The reservation number for this call is 13248424.

Bellwether Exploration Company (NASDAQ: BELW) is an independent oil and gas exploration and production Company headquartered in Houston, Texas. Bellwether employs a program of producing property acquisitions and technology-driven development to increase its reserves, cash flow and net asset value. The Company's principal area of activity is West Texas and the Texas/Louisiana Gulf Coast, both onshore and offshore. For more information about Bellwether's operations please visit the Company's web site at www.bellwetherexp.com.